Exhibit 5.1

Mayer Brown LLP

71 South Wacker Drive
Chicago, Illinois 60606-4637

June 6, 2024	Main Tel +1 312 782 0600 Main Fax +1 312 701 7711 www.mayerbrown.com

VAALCO Energy, Inc. 9800 Richmond Ave., Suite 700 Houston, Texas 77042

Re:	VAALCO Energy, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as counsel for VAALCO Energy, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”) of 5,500,000 shares of the Company’s common stock, par value $0.10 per share (the “Shares”), issuable pursuant to the VAALCO Energy, Inc. 2020 Long-Term Incentive Plan (the “Plan”).

We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion. Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold in accordance with the Plan, will be validly issued, fully paid and non-assessable.

We are admitted to practice in the States of New York and Illinois and our opinions expressed herein are limited solely to the laws of the States of New York and Illinois and the corporate laws of the State of Delaware, and we express no opinion herein concerning the laws of any other jurisdiction.

The opinions expressed herein are as of the date hereof. We assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in applicable law that may hereafter occur.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours, /s/ Mayer Brown LLP Mayer Brown LLP

JRA:

Mayer Brown is a global services provider comprising an association of legal practices that are separate entities including
Mayer Brown LLP (Illinois, USA), Mayer Brown International LLP (England & Wales), Mayer Brown (a Hong Kong partnership)
and Tauil & Chequer Advogados (a Brazilian law partnership).